CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 96 to the registration statement on Form N-1A (the
"Registration Statement") of our report dated December 19, 1995, relating to the financial statements and financial highlights, for the year ended October 31, 1995, appearing in the October 31, 1995 Annual Report to Shareholders of
Colonial Global Utilities Fund, a series of Colonial Trust
III, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the Heading "The Fund's Financial History" in the Prospectus and under the heading "Independent
Accountants of the Fund" in the Statement of Additional
Information.


PRICE WATERHOUSE LLP
-----------------------
Price Waterhouse LLP
Boston, Massachusetts
February 12, 1996


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